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                                                                    Exhibit 23.1

The Board of Directors
InKine Pharmaceutical Company, Inc.:


We consent to incorporation by reference in the registration statements Nos. 333-110812, 333-102804, 333-64658, 333-37254, 333-89365 and 333-42647 on Form
S-3 and Nos. 333-106310, 333-33898, 333-58063, 333-58065, 333-54530, 333-50022,
333-49992, 333-29809 and 333-47088 on Form S-8 of InKine Pharmaceutical Company, Inc. of our report dated February 12, 2004, with respect to the balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of InKine Pharmaceutical Company, Inc.


/s/ KPMG LLP


Philadelphia, Pennsylvania
February 24, 2004